Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 24, 2012

Registration Statement No. 333-173928

SAFE HARBOR – Ford Motor Credit Company LLC

Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
- Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events or other factors;
- Decline in Ford's market share or failure to achieve growth;
- Lower-than-anticipated market acceptance of new or existing Ford products;
- Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States;
- An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
- Continued or increased price competition resulting from industry excess capacity, currency fluctuations or other factors;
- Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase Ford's costs, affect Ford's liquidity, or cause production constraints or disruptions;
- Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors);
- Single-source supply of components or materials;
- Restriction on use of tax attributes from tax law "ownership change";
- The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
- Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
- Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise;
- A change in Ford's requirements for parts where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay contracts");
- Adverse effects on Ford's results from a decrease in or cessation or clawback of government incentives related to capital investments;

Ford Credit Related:
- Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;
- Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
- Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
- Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility;
- New or increased credit, consumer or data protection or other laws and regulations resulting in higher costs and/or additional financing restrictions;
- Changes in Ford's operations or changes in Ford's marketing programs could result in a decline in our financing volumes;

General:
- Fluctuations in foreign currency exchange rates and interest rates;
- Adverse effects on Ford's or our operations resulting from economic, geopolitical, or other events;
- Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
- Labor or other constraints on Ford's or our ability to maintain competitive cost structure;
- Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford's or our liquidity or financial condition;
- Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); and
- Inherent limitations of internal controls impacting financial statements and safeguarding of assets.

We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional discussion of these risk factors, see Item 1A of Part I of Ford's 2011 10-K Report and Item 1A of Part I of Ford Credit's 2011 10-K Report as updated by Ford's and Ford Credit's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Ford Credit Auto Lease Trust 2012-B

Roadshow

September 2012

Free Writing Prospectus
Registration Statement No. 333-173928
Ford Credit Auto Lease Two LLC ("the depositor")
Ford Credit Auto Lease Trusts ("the issuer")

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407.

FCALT 2012-B ROADSHOW
TRANSACTION PARTICIPANTS AND TIMING

Issuer	Ford Credit Auto Lease Trust ("FCALT") 2012-B
Depositor	Ford Credit Auto Lease Two LLC
Servicer and Sponsor	Ford Motor Credit Company LLC
Indenture Trustee	The Bank of New York Mellon
Owner Trustee	U.S. Bank Trust National Association
Accountants	PricewaterhouseCoopers LLP
Joint-Lead Managers	Citigroup Credit Agricole Goldman Sachs J.P Morgan Chase

FCALT 2012-B ROADSHOW

TRANSACTION SUMMARY

- FCALT 2012-B plans to issue $759,423,000 of triple-A rated Class A notes, $37,000,000 of double-A rated Class B notes and $37,000,000 of single-A rated Class C notes[(1)]
- FCALT 2012-B will be the fourth public term ABS issuance from Ford Credit's lease securitization program. Ford Credit previously sponsored three Rule 144A term lease ABS transactions in 2009 and 2010
- FCALT 2012-B will use a senior/subordinate, sequential pay structure pre and post-event of default
- Similar to previous Ford Credit lease securitizations, FCALT 2012-B will use an exchange note legal structure. The exchange note is secured by a reference pool of leases and leased vehicles
- The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled monthly payments plus (2) the base residual value of the related leased vehicle
  - The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value[(2)]. For the majority (93.68%) of FCALT 2012-B leased vehicles, the contract residual value is greater than the ALG base residual value, so the base residual value will equal the ALG base residual value
  - The discount rate applied to each lease is the greater of (1) 5.85% or (2) the lease factor
- The reference pool cutoff date is September 1, 2012. The first payment date will be October 15, 2012
- Credit enhancement for the offered notes will consist of overcollateralization, subordination, a building reserve fund and excess spread
- FCALT 2012-B provides robust disclosure of collateral performance
  - Credit loss and residual performance by vintage origination is shown in the Prospectus Supplement (Annex B)
  - Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus Supplement (Annex C)
  - Quarterly supplemental reporting will be published on Ford Credit's website (see slides 13 and 18), which will include monthly residual performance by vehicle type and an updated payment schedule of the remaining leases

---

(1) The Class A-1 notes will be issued under Rule 144A and the Class A-2, A-3 and A-4 notes will be issued publicly. The Class B and C notes may be issued under Rule 144A or initially retained by Ford Credit

(2) ALG base residual value represents either ALG residual value at inception or the oldest ALG mark-to-market available for a vehicle

FCALT 2012-B ROADSHOW

TRANSACTION STRUCTURE

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Total
Principal Amount	$140,000,000	$290,000,000	$280,000,000	$49,423,000	$37,000,000	$37,000,000	$833,423,000
Class Split [1]	15.14%	31.35%	30.27%	5.34%	4.00%	4.00%	
Rating (Moody's/ Fitch)	P-1(sf) / F-1+sf	Aaa(sf) / AAAsf	Aaa(sf) / AAAsf	Aaa(sf) / AAAsf	Aa2(sf) / AAsf	A2(sf) / Asf	
Offering Type	144A	Public	Public	Public	144A	144A	
WAL to Call (years) [2]	0.37	1.18	1.80	2.34	2.50	2.61	
Benchmark	Interp. LIBOR	EDSF	EDSF	Interp. Swaps	Interp. Swaps	Interp. Swaps	
Fixed/Floating	Fixed	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	Act / 360	30 / 360	30 / 360	30 / 360	30 / 360	30 / 360	
Payment Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (months) [2]	1-9	9-19	19-27	27-30	30-31	31-32	
Expected Final [2]	6/15/2013	4/15/2014	12/15/2014	3/15/2015	4/15/2015	5/15/2015	
Legal Final	10/15/2013	11/15/2014	9/15/2015	10/15/2015	12/15/2015	3/15/2017	
ERISA Eligible	Yes	Yes	Yes	Yes	Yes	Yes	

[1] As a percent of initial total securitization value

[2] At pricing speed of 100% prepayment assumption to 5% optional clean-up call

FCALT 2012-B ROADSHOW

CLASS A CREDIT ENHANCEMENT

FORD CREDIT

	FCALT 2012-B	
	Initial[(1)]	Target[(1)]
Subordination of the Class B and C Notes	8.00%	8.00%
Overcollateralization	9.90%	9.90%
Reserve Account	1.00%	2.50%
Total Hard Credit Enhancement for Class A notes	18.90%	20.40%
Estimated Excess Spread per annum	3.88%	

- **Cash reserve is 1.00% of initial total securitization value on the closing date and will build to a 2.50% target**
- **The amortizing nature of the collateral, the sequential payment structure, and the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value**
- **Initial and target credit enhancement are the same as the prior two deals, FCALT 2011-B and FCALT 2012-A**

(1) As a percent of initial total securitization value

FCALT 2012-B ROADSHOW

COLLATERAL COMPOSITION OF REFERENCE POOL

FORD CREDIT

Number of leases	38,448
Initial total securitization value	$924,998,846
Residual portion of initial total securitization value	$583,764,196
Residual portion as a % of initial total securitization value	63.11%
Base monthly payments plus base residual value	$1,020,966,378
Base residual value	$656,950,399
Base residual value as a % of initial total securitization value	71.02%
Base residual value as a % of base monthly payments plus base residual value	64.35%
Weighted average original term	33.4 months[(1)]
Weighted average remaining term	24.0 months[(1)]
Seasoning	9.4 months[(1)]
Weighted average FICO® score	745[(1)]
Minimum discount rate	5.85%

[(1)] Weighted by the securitization value of each lease on the cutoff date

FCALT 2012-B ROADSHOW

COLLATERAL HIGHLIGHTS

FORD CREDIT

- Broad distribution of residual maturities
- Seasoned assets continue to be included in the FCALT transactions (results in enhancement build during the early part of the transaction)
- ALG MTM forecasts a gain of 8% as a percentage of Base Residual Value
- FCALT transactions include shorter tenor leases on average relative to other lease ABS issuers
  - The weighted average original term of FCALT 2012-B is 33.4 months
- Significant model diversification consistent with prior FCALT transactions
  - Top model (Escape) is only 14.76% of the pool
  - Top 3 models comprise 41.98% of the pool
- FCALT 2012-B will include a diverse product mix with 69.58% cars and CUVs
- Sustained high weighted average FICO® scores
- Slightly lower residual portion of securitization value in comparison to recent FCALT transactions

	FCALT 2012-B	FCALT 2012-A	FCALT 2011-B	FCALT 2011-A	FCALT 2010-B
Max 6-month Residual Maturities as a % Base Residual value	37.30%	32.85%	33.02%	32.21%	32.04%
Seasoning (months)	9.4	8.1	10.0	9.9	12.5
Model Diversification Top Model Top 3 Models	 14.76% 41.98%	 14.88% 42.36%	 15.22% 40.50%	 16.32% 42.17%	 13.96% 36.39%
SUVs and Trucks as % of Total Securitization Value	30.42%	31.26%	26.35%	25.77%	26.08%
Weighted Average FICO	745	749	747	742	749
Residual Portion of Securitization Value	63.11%	63.74%	64.20%	64.05%	63.62%

FCALT 2012-B ROADSHOW

COLLATERAL STRATIFICATION – ORIGINAL TERM

FORD CREDIT

Original Term	Number of Leases			Adjusted MSRP	Acquisition Cost	Securitization Value			Base Residual Value			Residual Portion of Securitization Value	ALG Mark-to-Market
24 months	8,651	22.50	%	$ 300,928,671.05	$ 260,776,309.13	$ 206,390,650.69	22.31	%	$ 162,731,177.88	24.77	%	$ 148,505,525.29	$181,651,837.00
27	3,055	7.95		107,570,585.76	95,869,802.48	72,788,989.61	7.87		57,307,072.01	8.72		52,429,901.40	63,529,848.00
36	16,991	44.19		596,288,813.22	524,739,848.51	403,921,111.74	43.67		278,537,689.24	42.40		244,123,328.36	296,628,363.00
39	9,704	25.24		353,689,232.89	319,759,035.31	240,860,079.65	26.04		157,713,180.17	24.01		138,123,036.26	166,661,625.00
48	47	0.12		1,776,445.00	1,618,485.45	1,038,014.39	0.11		661,279.30	0.10		582,404.99	809,775.00
Total	38,448	100.00	%	$ 1,360,253,747.92	$ 1,202,763,480.88	$ 924,998,846.08	100.00	%	$ 656,950,398.60	100.00	%	$ 583,764,196.30	$709,281,448.00


40+ Months
0.1%
24-35 Months
30.2%
36-39 Months
69.7%

FCALT 2012-B


41+ Months
0.1%
≤ 28 months
38.9%
29 - 40 Months
61.0%

FCALT 2012-A


41+ Months
0.6%
≤ 28 months
31.0%
29 - 40 Months
68.5%

FCALT 2011-B


41+ Months
1.1%
≤ 28 months
31.0%
29 - 40 Months
67.9%

FCALT 2011-A

FCALT 2012-B ROADSHOW

COLLATERAL STRATIFICATION – GEOGRAPHIC DISTRIBUTION

State[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Michigan	8,182	21.28 %	$ 285,795,713.82	$ 247,591,685.33	$ 191,138,505.41	20.66 %	$ 143,536,490.99	21.85 %	$ 128,843,574.81	156,320,610.00
New York	5,881	15.30	209,677,597.69	186,812,586.46	141,400,057.72	15.29	101,647,206.44	15.47	90,706,598.07	109,939,647.00
New Jersey	3,735	9.71	133,194,052.05	118,351,741.54	89,981,457.28	9.73	63,825,065.45	9.72	56,794,326.84	68,884,244.00
California	3,773	9.81	132,423,838.73	117,037,427.55	89,964,400.72	9.73	63,005,974.13	9.59	55,767,259.05	67,862,908.00
Ohio	2,776	7.22	92,732,943.46	83,256,729.38	64,927,160.29	7.02	45,377,049.51	6.91	40,235,254.59	48,939,989.00
Texas	1,747	4.54	66,966,334.23	61,512,101.57	47,604,783.98	5.15	30,382,331.61	4.62	26,609,219.87	32,458,368.00
Florida	1,818	4.73	65,610,455.41	58,299,203.45	44,623,821.76	4.82	31,141,511.55	4.74	27,564,927.70	33,469,956.00
Pennsylvania	1,953	5.08	66,253,782.71	57,214,029.15	44,216,959.53	4.78	31,706,154.31	4.83	28,075,355.91	34,116,042.00
Other	8,583	22.32	307,599,029.82	272,687,976.45	211,141,699.39	22.83	146,328,614.61	22.27	129,167,679.46	157,289,684.00
Total	38,448	100.00 %	$ 1,360,253,747.92	$ 1,202,763,480.88	$ 924,998,846.08	100.00 %	$ 656,950,398.60	100.00 %	$ 583,764,196.30	$709,281,448.00

Top 5 States: 62.4%


Michigan 20.7%
New York 15.3%
New Jersey 9.7%
California 9.7%
Ohio 7.0%
Other 37.6%

FCALT 2012-B

Top 5 States: 64.5%


Michigan 26.2%
New York 15.1%
New Jersey 9.2%
California 7.9%
Ohio 6.1%
Other 35.5%

FCALT 2012-A

Top 5 States: 64.6%


Michigan 25.2%
New York 15.6%
New Jersey 10.3%
California 7.4%
Ohio 6.0%
Other 35.4%

FCALT 2011-B

Top 5 States: 64.6%


Michigan 24.4%
New York 16.4%
New Jersey 10.8%
California 7.0%
Ohio 6.0%
Other 35.4%

FCALT 2011-A

Geographic concentration has remained consistent with prior transactions

(1) States representing greater than 3.00% of initial total securitization value based on the billing address of the lessee on the cutoff date

FCALT 2012-B ROADSHOW

COLLATERAL STRATIFICATION – VEHICLE TYPE

FORD CREDIT

Vehicle Type[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Car	14,636	38.07 %	$ 442,384,365.91	$ 387,165,020.12	$ 306,786,550.66	33.17 %	$ 220,361,195.78	33.54 %	$ 196,122,988.56	$238,680,134.00
CUV	12,297	31.98	499,015,357.34	446,966,069.15	336,788,458.58	36.41	237,225,912.51	36.11	211,398,855.81	256,706,056.00
SUV	7,525	19.57	245,745,289.61	216,909,183.33	164,531,317.94	17.79	116,360,010.16	17.71	103,572,719.89	126,845,144.00
Truck	3,990	10.38	173,108,735.06	151,723,208.28	116,892,518.90	12.64	83,003,280.15	12.63	72,669,632.04	87,050,114.00
Total	38,448	100.00 %	$ 1,360,253,747.92	$ 1,202,763,480.88	$ 924,998,846.08	100.00 %	$ 656,950,398.60	100.00 %	$ 583,764,196.30	$709,281,448.00


Truck 12.6%
Car 33.2%
SUV 17.8%
CUV 36.4%

FCALT 2012-B


Truck 12.4%
Car 35.3%
SUV 18.9%
CUV 33.5%

FCALT 2012-A


Truck 9.6%
SUV 16.7%
Car 39.0%
CUV 34.7%

FCALT 2011-B


Truck 8.2%
SUV 17.6%
Car 40.4%
CUV 33.8%

FCALT 2011-A

- **FCALT 2012-B continues to have broad diversification by vehicle type**
- **Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 model year Escapes as CUVs rather than SUVs as they are built on a car platform and have fuel efficiency similar to the CUV category**
- **Residual performance for Trucks and SUVs continues to be strong (gains of 16.18% for Trucks and 10.53% for SUVs as a percentage of MSRP in the first half of 2012)**

FCALT 2012-B ROADSHOW

COLLATERAL STRATIFICATION – VEHICLE MODEL

Vehicle Model(1)	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
Escape	6,695	17.41 %	$ 199,025,550.74	$ 174,960,328.94	$ 136,573,342.94	14.76 %	$ 97,713,704.66	14.87 %	$ 86,719,903.77	106,354,920.00
Edge	5,549	14.43	208,653,679.62	186,006,129.50	136,333,857.79	14.74	97,566,357.00	14.85	87,315,988.20	105,664,012.00
F-150	3,944	10.26	171,094,404.06	149,890,172.76	115,397,791.04	12.48	82,094,765.70	12.50	71,903,275.30	86,005,225.00
Explorer	3,876	10.08	158,555,342.13	143,225,109.77	110,896,664.33	11.99	77,249,870.36	11.76	68,661,237.40	83,864,058.00
Fusion	5,517	14.35	153,447,568.15	133,491,620.18	107,648,803.18	11.64	78,876,637.73	12.01	70,255,255.82	85,738,921.00
MKZ	2,499	6.50	98,269,895.62	83,276,945.03	63,171,128.76	6.83	45,461,633.60	6.92	40,525,525.01	48,654,582.00
MKX	1,862	4.84	89,433,329.73	79,676,651.04	59,530,427.71	6.44	41,743,507.70	6.35	37,137,397.82	45,413,753.00
Focus	2,982	7.76	66,588,741.59	60,231,175.14	50,100,795.24	5.42	35,165,729.37	5.35	31,106,006.00	38,769,017.00
MKS	1,072	2.79	54,229,077.80	47,387,669.25	35,923,471.50	3.88	26,019,860.20	3.96	23,319,610.97	27,398,870.00
Taurus	886	2.30	32,368,078.68	28,813,118.04	22,289,818.39	2.41	15,385,986.43	2.34	13,646,659.46	16,813,393.00
Flex	692	1.80	27,430,157.51	24,440,248.72	18,401,267.68	1.99	12,621,426.25	1.92	11,250,135.81	13,163,855.00
Navigator	398	1.04	26,002,196.93	24,080,703.22	17,068,191.68	1.85	10,933,888.80	1.66	9,678,333.01	11,975,816.00
Fiesta	1,063	2.76	19,339,396.35	17,845,323.64	14,760,298.78	1.60	10,246,254.91	1.56	9,084,466.32	11,295,314.00
Mustang	448	1.17	13,369,018.99	12,063,452.76	10,346,840.55	1.12	7,178,126.24	1.09	6,281,488.81	7,774,383.00
Expedition	282	0.73	14,901,194.41	13,237,971.00	9,850,195.89	1.06	6,647,097.45	1.01	5,934,003.65	7,008,457.00
Other	683	1.78	27,546,115.61	24,136,861.89	16,705,950.62	1.81	12,045,552.20	1.83	10,944,908.95	13,386,872.00
Total	38,448	100.00 %	$ 1,360,253,747.92	$ 1,202,763,480.88	$ 924,998,846.08	100.00 %	$ 656,950,398.60	100.00 %	$ 583,764,196.30	$709,281,448.00

Top 1:14.8%; Top 3: 42.0%



Escape 14.8%
Edge 14.7%
F-150 12.5%
Explorer 12.0%
Fusion 11.6%
MKZ 6.8%
MKX 6.4%
Focus 5.4%
MKS 3.9%
Taurus 2.4%
Other 9.4%

FCALT 2012-B

Top 1: 14.9%; Top 3: 42.4%



Escape 14.9%
Edge 13.9%
Fusion 13.6%
F-150 12.2%
Explorer 10.0%
MKZ 7.4%
MKX 6.8%
MKS 4.9%
Focus 4.3%
Taurus 2.0%
Other 10.0%

FCALT 2012-A

Top 1: 15.2%; Top 3: 40.5%



Edge 15.2%
Fusion 14.0%
Escape 11.3%
F-150 9.4%
MKZ 9.1%
Explorer 8.4%
MKX 7.4%
MKS 5.9%
Focus 3.1%
Flex 2.3%
Other 14.0%

FCALT 2011-B

Top 1: 16.3%; Top 3: 42.2%



Edge 16.3%
Fusion 15.5%
Escape 10.4%
MKZ 9.3%
MKX 8.1%
F-150 7.9%
Explorer 5.6%
MKS 5.6%
Milan 2.9%
Mariner 2.6%
Other 15.7%

FCALT 2011-A

FCALT 2012-B pool features significant model diversification

(1) Models representing greater than 1.00% of initial total securitization value

FCALT 2012-B ROADSHOW

FORD CREDIT

PAYMENT SCHEDULE

	Securitization Value	Base Monthly Payment	% of Base Monthly Payment	Base Residual	% of Base Residual
Initial	$924,998,846.08	-	-	-	-
2012 September	913,920,535.22	15,616,689.30	4.29	-	-
October	902,787,794.06	15,616,689.30	4.29	-	-
November	891,600,353.48	15,616,689.30	4.29	-	-
December	880,357,944.44	15,616,689.30	4.29	-	-
2013 January	869,060,294.78	15,616,689.30	4.29	-	-
February	856,619,177.39	15,574,588.29	4.28	1,130,058.75	0.17
March	843,766,338.95	15,521,703.73	4.26	1,533,488.03	0.23
April	831,608,361.72	15,491,844.40	4.26	804,906.00	0.12
May	814,213,478.60	15,321,326.06	4.21	6,152,279.25	0.94
June	796,703,970.36	15,139,905.97	4.16	6,362,749.98	0.97
July	777,827,344.41	14,924,466.99	4.10	7,859,138.85	1.20
August	756,239,636.12	14,643,105.30	4.02	10,758,890.44	1.64
September	728,778,176.35	14,248,467.28	3.91	16,921,222.45	2.58
October	711,155,778.01	14,072,909.57	3.87	7,122,895.75	1.08
November	695,559,734.51	13,933,495.53	3.83	5,149,248.24	0.78
December	679,792,583.48	13,791,713.79	3.79	5,385,714.66	0.82
2014 January	636,713,723.93	13,045,569.02	3.58	33,365,967.99	5.08
February	576,651,513.51	11,898,996.04	3.27	51,284,805.25	7.81
March	514,282,133.92	10,684,358.29	2.94	54,512,042.43	8.30
April	471,744,862.04	9,876,965.05	2.71	35,181,826.53	5.36
May	429,148,862.88	9,069,165.55	2.49	35,839,455.84	5.46
June	388,083,254.27	8,285,086.68	2.28	34,884,201.79	5.31
July	350,294,692.68	7,551,967.30	2.07	32,138,825.35	4.89
August	324,545,356.48	7,055,022.66	1.94	20,411,075.57	3.11
September	299,625,481.51	6,576,911.28	1.81	19,933,584.30	3.03
October	279,604,963.39	6,201,822.50	1.70	15,287,105.43	2.33
November	261,682,565.40	5,861,010.91	1.61	13,431,716.75	2.04
December	244,346,106.45	5,534,186.82	1.52	13,084,854.35	1.99
2015 January	221,461,014.41	5,074,130.58	1.39	19,008,504.10	2.89
February	191,840,907.11	4,441,880.02	1.22	26,263,580.10	4.00
March	162,383,851.91	3,803,759.99	1.04	26,593,592.05	4.05
April	133,323,710.59	3,158,364.15	0.87	26,697,696.05	4.06
May	96,545,860.27	2,319,641.26	0.64	35,111,651.36	5.34
June	59,400,863.00	1,447,689.58	0.40	36,170,823.88	5.51
July	26,367,060.92	688,262.16	0.19	32,636,701.88	4.97
August	17,692,207.28	466,889.83	0.13	8,337,320.05	1.27
September	8,157,764.50	211,636.07	0.06	9,409,550.90	1.43
October	237,292.25	6,236.11	0.00	7,954,165.25	1.21
November	77,487.04	2,284.13	0.00	158,709.00	0.02
December	75,610.70	2,284.13	0.00	0.00	0.00
2016 January	54,526.87	1,396.37	0.00	20,085.00	0.00
February	53,396.32	1,396.37	0.00	0.00	0.00
March	52,260.26	1,396.37	0.00	0.00	0.00
April	30,140.06	696.96	0.00	21,678.00	0.00
May	0.00	0.00	0.00	30,287.00	0.00
Total		$364,015,979.59	100.00%	$656,950,398.60	100.00%

Initial Total Securitization Value	$924,998,846.08
Total Scheduled Based Monthly Payments plus Base Residual Value	$1,020,966,378.19
Total Base Residual Value as a % of Total Scheduled Base Monthly Payments plus Base Residual	64.35%

This payment schedule will be updated quarterly and posted on the Ford Credit website: www.fordcredit.com/institutionalinvestments/index.jhtml

FCALT 2012-B ROADSHOW

RESIDUAL MATURITY vs. ENHANCEMENT BUILD

Residual Maturity Profile vs. Hard Credit Enhancement for Class A Notes (1)



Class A-1 Paid Down
Class A-2 Paid Down
Class A-3 Paid Down
Class A-4 Paid Down
% of residuals maturing each period
25%
20%
15%
10%
5%
0%
Hard credit enhancement as a % of current securitization value
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42 43 44 45
Hard CE
CUV
Car
SUV
Truck

(1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, pricing speed of 100% PPC

- **Because enhancement as a percentage of the FCALT 2012-B pool balance increases during the transaction, the amount of residual stress that each class can support increases dramatically over time**
- **The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction**
- **In months 17 – 23, the first peak of significant residual maturities, hard credit enhancement for the AAA notes is approximately 30% - 50% of securitization value**
- **The maturities are well distributed and a mix of vehicle types mature in each period – maximum 3 month maturities are 21.47%, similar to previous FCALT transactions**

FCALT 2012-B ROADSHOW

CREDIT ENHANCEMENT BUILD

FORD CREDIT

Previously Issued FCALT Transactions

Credit Enhancement (1)



120%
110%
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Inception
2
4
6
8
10
12
14
16
18
20
22
24
26
2009-A Enhancement for AAA
2010-A Enhancement for AAA
2010-B Enhancement for AAA
2011-A Enhancement for AAA
2011-B Enhancement for AAA
2012-A Enhancement for AAA

(1) Equals hard credit enhancement as a percent of remaining securitization value

The overcollateralization is non-declining and increases as a percentage of the remaining pool balance over time. This provides additional protection to investors as the notes amortize

FCALT 2012-B ROADSHOW
RESIDUAL BREAKEVEN ANALYSIS

FORD CREDIT

Class A-1 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn-in Rate [1]	1x	3x	5x
70%	100.0%	100.0%	100.0%
80%	100.0%	100.0%	100.0%
90%	100.0%	100.0%	100.0%
100%	100.0%	100.0%	100.0%

Class A-3 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn-in Rate [1]	1x	3x	5x
70%	60.7%	59.9%	58.7%
80%	53.1%	52.4%	51.4%
90%	47.2%	46.6%	45.7%
100%	42.5%	42.0%	41.1%

Class A-2 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn-in Rate [1]	1x	3x	5x
70%	100.0%	100.0%	100.0%
80%	100.0%	100.0%	100.0%
90%	94.2%	95.7%	97.0%
100%	84.8%	86.1%	87.3%

Class A-4 Notes

	Cumulative Net Credit Loss		
Net Loss %	1.00%	3.00%	5.00%
Turn-in Rate [1]	1x	3x	5x
70%	49.5%	48.3%	46.5%
80%	43.3%	42.3%	40.7%
90%	38.5%	37.6%	36.2%
100%	34.6%	33.8%	32.6%

[1] After stress defaults

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 2-month lag on receipt of auction proceeds
- 50% recovery of charge-offs (with a 3-month lag on recoveries)
- Base net credit loss of 1.00% of initial total securitization value
- Estimated 3.88% excess spread per annum
- Includes 9.90% of overcollateralization, 8.00% of subordinated notes and 1.00% initial cash reserve growing to a target of 2.50%

The tables show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses

FCALT 2012-B ROADSHOW

FORD CREDIT'S U.S. MANAGED LEASE PORTFOLIO



Average Lease Portfolio Balance Outstanding and Average Number of Leases
$25
$20
$15
$10
$5
$0
900,000
800,000
700,000
600,000
500,000
400,000
300,000
Average Portfolio Outstanding (Bills.)
Average Number of Leases Outstanding
2007
2008
2009
2010
2011
As of June 30, 2012
Average Portfolio Outstanding
Average Number of Leases Outstanding

The lower level of lease originations in 2009, 2010 and 2011, compared to prior years' lease originations results in fewer lease maturities and lower supply of returned vehicles in 2011 through 2014

FCALT 2012-B ROADSHOW

FORD CREDIT'S U.S. LEASE PORTFOLIO – RESIDUAL PERFORMANCE

This table only includes information regarding leases that were originated between 2006 and 2010 inclusive. As a result, the information shown for the earlier years is not comparable to the performance of a static pool and may not be meaningful.

	Six Months Ended June 30,		Year Ended December 31,				
	2012	2011	2011	2010	2009	2008	2007
Number of Leases Terminated[1]	52,745	109,031	176,191	325,036	278,553	156,776	28,528
Number of Vehicles Returned and Sold[2]	34,200	63,132	98,894	214,299	209,778	124,036	10,329
Return Rate[3]	64.84%	57.90%	56.13%	65.93%	75.31%	79.12%	36.21%
Vehicles Returned and Sold							
Average Adjusted MSRP[4]	$35,227	$31,331	$32,055	$33,557	$35,454	$36,319	$35,267
Average ALG Residual Value[5]	16,848	14,011	14,300	16,266	17,616	19,732	19,260
Average Residual Loss (Gain)[6]	(2,260)	(3,442)	(3,302)	(1,935)	(78)	3,681	1,446
Residual Loss (Gain) as a % of Adjusted MSRP[7]							
Car	(3.01)%	(8.45)%	(6.93)%	(1.64)%	2.32%	5.58%	1.50%
CUV	(11.67)	(13.46)	(13.50)	(7.99)	(2.73)	9.08	6.92
SUV	(10.53)	(11.35)	(11.61)	(6.51)	0.12	12.87	5.83
Truck	(16.18)	(14.84)	(15.46)	(11.59)	(5.43)	9.34	3.32
Other[8]	(5.73)	(8.11)	(7.76)	(5.09)	(0.48)	-	-
Average	(6.41)%	(10.99)%	(10.30)%	(5.77)%	(0.22)%	10.14%	4.10%
Residual Loss (Gain) as a % of ALG Residual Value[9]	(13.41)%	(24.57)%	(23.09)%	(11.90)%	(0.44)%	18.66%	7.51%
Terminated Leases							
Average Contract Residual Value as a % of Adjusted MSRP[10]	51.24%	49.04%	48.79%	52.22%	54.67%	58.70%	56.00%
Average ALG Residual Value as a % of Adjusted MSRP[11]	46.86%	44.44%	44.34%	47.53%	49.10%	53.22%	50.81%
Contract Residual Value Higher (Lower) than ALG Residual Value[12]	4.38ppts	4.60ppts	4.45ppts	4.69ppts	5.58ppts	5.48ppts	5.19ppts

- **In the first 6 months of 2012, Ford Credit experienced residual gains of 13.41% on returned vehicles**
- **Rating agencies residual stresses in excess of 30%, which is significantly higher than Ford Credit's worst year in 2008 when the portfolio experienced a residual losses of 18.66%**
- **Rating agencies apply their residual value stress to all vehicles scheduled to be returned over a 42-month period for FCALT 2012-B, while periods of severe residual stress have historically been much shorter**
- **Rating agencies assume a 100% return rate even though Ford Credit's highest return rate in 2008 was only 79.12%.**

See Appendix for footnotes

FCALT 2012-B ROADSHOW

RESIDUAL GAIN/(LOSS) BY POOL

FORD CREDIT

Residual Gain/(Loss) per Returned Vehicle
as a % of ALG Residual Value

FCALT 2010-A



55%
45%
35%
25%
15%
5%
-5%
-15%
Jan-10
Feb-10
Mar-10
Apr-10
May-10
Jun-10
Jul-10
Aug-10
Sep-10
Oct-10
Nov-10
Dec-10
Jan-11
Feb-11
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Car
CUV
SUV
Truck

FCALT 2010-B



55%
45%
35%
25%
15%
5%
-5%
-15%
Oct-10
Nov-10
Dec-10
Jan-11
Feb-11
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Car
CUV
SUV
Truck

- **Residual performance for the U.S. lease portfolio versus ALG residual values resulted in a 23.09% gain in 2011**
- **Residual performance on recent transactions has resulted in significant gains for all vehicle types**
- **The residual performance information is updated quarterly for each public lease transaction and posted on Ford Credit's website:**

www.fordcredit.com/institutionalinvestments/index.jhtml

FCALT 2012-B ROADSHOW

CUMULATIVE NET LOSS DATA BY YEAR OF ORIGINATION AND BY DEAL

Cumulative Net Credit Loss by Year of Origination[1]

Through June 30th, 2012


2.00%
1.80%
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34 36 38 40 42 44 46 48 50 52 54 56 58 60
2005
2006
2007
2008
2009
2010
2011

[1] As a percent of total acquisition cost

FCALT Cumulative Net Credit Losses [1]

Through June 30th, 2012


2.00%
1.80%
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
FCALT 2012-A (Fitch) Loss Assumption
FCALT 2012-A (Moody's) Loss Assumption
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28
2009-A
2010-A
2010-B
2011-A
2011-B
2012-A

[1] Total credit loss as a percent of initial total securitization value

- **FCALT transactions have consistently outperformed managed pool losses due to eligibility criteria, inclusion of seasoned leases and recoveries being a larger percentage of securitization value than book value**
- **Cumulative net credit losses for FCALT transactions have been substantially lower than rating agency assumptions**

FCALT 2012-B ROADSHOW

FORD CREDIT'S U.S. LEASE PORTFOLIO – CREDIT PERFORMANCE

FORD CREDIT

Delinquency, Repossession and Credit Loss Experience

	Six Months Ended June 30,		Year Ended December 31				
	2012	2011	2011	2010	2009	2008	2007
Average number of leases outstanding[1]	388,121	327,188	330,953	438,324	676,511	840,310	775,919
Average portfolio outstanding (in millions)[2]	$9,970	$7,495	$7,921	$9,218	$14,946	$20,307	$19,256
Delinquencies							
Average number of delinquencies[3]							
31-60 days	2,718	3,102	2,818	6,013	10,277	10,886	10,095
61-90 days	177	345	287	603	1,101	1,189	1,032
Over 90 days	19	55	42	109	240	241	173
Average number of delinquencies as a percentage of average number of leases outstanding							
31-60 days	0.70%	0.95%	0.85%	1.37%	1.52%	1.30%	1.30%
61-90 days	0.05%	0.11%	0.09%	0.14%	0.16%	0.14%	0.13%
Over 90 days	0.00%	0.02%	0.01%	0.02%	0.04%	0.03%	0.02%
Repossessions and Credit Losses							
Repossessions as a percentage of average number of leases outstanding[4]	0.54%	0.93%	0.79%	1.73%	2.12%	1.53%	1.37%
Aggregate net losses (in millions)[5]	($6)	($2)	($6)	$38	$118	$156	$76
Net losses as a percentage of average portfolio outstanding[4]	-0.12%	-0.05%	-0.07%	0.42%	0.79%	0.77%	0.39%
Net losses as a percentage of gross liquidations[6]	-0.32%	-0.07%	-0.13%	0.49%	1.38%	1.62%	0.85%
Number of leases charged off	1,513	2,192	3,698	11,038	20,215	17,933	14,002
Number of leases charged off as a percentage of average number of leases outstanding[4]	0.78%	1.34%	1.12%	2.52%	2.99%	2.13%	1.80%
Average net loss on leases charged off	($4,088)	($776)	($1,569)	$3,475	$5,852	$8,723	$5,399

See Appendix for footnotes

Ford Corporate Update

FCALT 2012-B ROADSHOW

2012 Second Quarter Summary

- Twelfth consecutive quarterly pre-tax operating profit; positive Automotive operating-related cash flow; strong liquidity
- Second Quarter wholesale volume and revenue lower than a year ago
- Excellent results in North America; continued solid performance at Ford Credit; above breakeven result in South America; losses in Europe and Asia Pacific Africa
- Total Company Full Year pre-tax profit to be strong, but now expected to be lower than 2011 reflecting:
  - Automotive profit about equal to or lower than 2011 due to challenges in Europe and South America
  - Lower profit at Ford Credit in line with existing guidance
- Continuing to implement the ONE Ford Plan, including aggressively restructuring to operate profitably at current demand and changing model mix and investing for future growth

Solid Second Quarter Results Driven By North America and Ford Credit; Challenges To Be Addressed Through Our ONE Ford Plan

FCALT 2012-B ROADSHOW

Finance Plan and Improve Balance Sheet

Pay Down Automotive Debt (Bils.)


$33.6
$19.1
$14.2
$19.4
Year End 2009
Year End 2010
June 30, 2012

Improve Automotive Cash Net of Debt (Bils.)


$(8.7)
$1.4
$9.5
Year End 2009
Year End 2010
June 30, 2012

	Year End 2009	Year End 2010	June 30, 2012
Cash	$ 24.9	$ 20.5	$ 23.7
Debt	(33.6)	(19.1)	(14.2)
Liquidity	25.6	27.9	33.9

Improve Credit Ratings


Moody's S&P Fitch
B3
B-
CCC
Ba2
B+
BB-
Baa3
BB+
BBB-
Year End 2009
Year End 2010
May 2012

Additional Actions

- Began paying dividends – March 2012
- De-risk pension plans
- By mid-decade, Automotive debt at about $10 billion

Our Goal Is Maintain Strong Investment Grade Ratings Through All Economic Cycles

FCALT 2012-B ROADSHOW
Total Company Debt Ratings

FORD CREDIT

	S&P	Moody's	Fitch	DBRS
Issuer Ratings				
Ford Motor	BB+	N/A	BBB-	BBB (low)
Ford Credit	BB+	N/A	BBB-	BBB (low)
FCE Bank plc	BBB-	N/A	BBB-	NR
Senior Long-Term Unsecured				
Ford Motor	BB+	Baa3	BBB-	BBB (low)
Ford Credit	BB+	Baa3	BBB-	BBB (low)
FCE Bank plc	BBB-	Baa3	BBB-	NR
Short-Term Unsecured				
Ford Credit	NR	P-3	F3	R-3
Outlook	Positive	Stable	Stable	Stable

FCALT 2012-B ROADSHOW

2012 Planning Assumptions and Key Metrics

FORD CREDIT

	Memo: First Half	Full Year Plan	Full Year Outlook
Planning Assumptions			
Industry Volume* -- U.S. (Mils.)	14.6	13.5 - 14.5	14.5 - 15.0
-- Europe (Mils.)**	14.3	14.0 - 15.0	About 14
Operational Metrics			
Compared with Prior Full Year:			
- Market Share -- U.S.	15.4%	About Equal (compared with 16.5%)	Lower
-- Europe**	8.1%	About Equal (compared with 8.3%)	Lower
- Quality	Mixed	Improve	Mixed
Financial Metrics			
Compared with Prior Full Year:			
- Automotive Pre-Tax Operating Profit***	$3.2 Bils.	Higher (compared with $6.3 Bils.)	About Equal / Lower
- Ford Motor Credit Pre-Tax Operating Profit	$0.9 Bils.	Lower (compared with $2.4 Bils.)	On Track
- Total Company Pre-Tax Operating Profit***	$4.1 Bils.	About Equal (compared with $8.8 Bils.)	Lower
- Automotive Structural Costs Increase****	$0.6 Bils.	Less Than $2.0 Bils.	On Track
- Automotive Operating Margin***	5.6%	Improve (compared with 5.4%)	About Equal / Lower
Absolute Amount:			
- Capital Spending (Bils.)	$2.3	$5.5 - $6.0	About $5

* Includes medium and heavy trucks

** The 19 markets we track

*** Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue

**** Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

Expect Total Company Full Year Pre-Tax Operating Profit To Be Strong, But Lower Than 2011, And Positive Automotive Operating-Related Cash Flow

FCALT 2012-B ROADSHOW
PRODUCT HIGHLIGHTS

FORD CREDIT



2013 Ford Fusion



2013 Ford Escape



2012 Ford Explorer



2013 Ford Shelby GT500



2013 Lincoln MKZ Concept



2012 Ford Focus Electric

APPENDIX

FCALT 2012-B ROADSHOW

FOOTNOTES TO RESIDUAL TABLE ON SLIDE 19

FORD CREDIT

(1) Number of leases terminated equals the number of leases originated from 2006 through 2010 that terminated during the period

(2) Number of vehicles returned and sold equals the number of leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012

(3) Return rate equals the percentage equivalent to (1) the number of leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012, divided by (2) the number of leases originated from 2006 through 2010 that terminated during the period

(4) Vehicles returned and sold – average adjusted MSRP equals the average adjusted MSRP for leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012

(5) Vehicles returned and sold – average ALG residual value equals the average ALG residual value for leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012

(6) Vehicles returned and sold – average residual loss (gain) equals the average residual loss (gain) for leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012

(7) Vehicles returned and sold – residual loss (gain) as a percentage of adjusted MSRP for each vehicle type equals the percentage equivalent to (1) the average residual loss (gain) for leased vehicles of that vehicle type originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012, divided by (2) the average adjusted MSRP for those vehicles

(8) Other includes vehicles not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number

(9) Vehicles returned and sold – residual loss (gain) as a percentage of ALG residual value equals the percentage equivalent to (1) the average residual loss (gain) for leased vehicles originated from 2006 through 2010 that were returned during the period and sold by July 31, 2012, divided by (2) the average ALG residual value for those vehicles

(10) Terminated leases – average contract residual value as a percentage of adjusted MSRP equals the percentage equivalent to (1) the average contract residual value for leased vehicles originated from 2006 through 2010 that terminated during the period, divided by (2) the average adjusted MSRP of those vehicles

(11) Terminated leases – average ALG residual value as a percentage of adjusted MSRP equals the percentage equivalent to (1) the average ALG residual value for leased vehicles originated from 2006 through 2010 that terminated during the period, divided by (2) the average adjusted MSRP of those vehicles

(12) Terminated leases – contract residual value higher (lower) than ALG residual value equals (1) the average contract residual value as a percentage of adjusted MSRP minus (2) the average ALG residual value as a percentage of adjusted MSRP, in each case for leased vehicles originated from 2006 through 2010 that terminated during the period.

FCALT 2012-B ROADSHOW

FOOTNOTES TO CREDIT PERFORMANCE TABLE ON SLIDE 21

FORD CREDIT

(1) Average of the number of leases outstanding at the beginning and end of each month in the period.

(2) Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period.

(3) Average of the number of leases delinquent at the beginning and end of each month in the period. The days delinquent is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees.

(4) For the non-annual periods, the percentages are annualized.

(5) Net losses are equal to the aggregate lease balance (including lease and other charges) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. Beginning in 2012, net losses excluded all external costs associated with repossession of the vehicle prior to charge off and included all external costs associated with the disposition of the vehicle after charge off. Prior to 2012, net losses excluded all external costs associated with repossession and disposition of the vehicle prior to charge off and included all external costs associated with continued collection efforts or repossession and disposition of the vehicle after charge off. An estimated loss is recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period are equal to the total securitization value of all leases that the servicer determined to be uncollectible in the period less any amounts received during the period on leases charged off in the period or any prior periods. In addition, realized losses for a securitized pool of leases include all external costs associated with the repossession, transportation, reconditioning and disposition of the vehicles in that pool because the servicer is entitled to be reimbursed for these costs. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases.

(6) Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease.